EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-90854, 333-36597, 333-63706, 333-90480 and 333-116996 of ARIAD Pharmaceuticals, Inc. on Form S-8 and Registration Statement Nos. 333-111401 and 333-122909 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our report dated March 13, 2006, relating to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2005.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 13, 2006